------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                     WASHINGTON, D.C. 20549                                              OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    HIGGINSON, ALAN                               F5 NETWORKS, INC. (ffiv)                      to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X   Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----               ---
    C/O F5 NETWORKS, INC.                         Number of Reporting        Month/Year              Officer (give    Other (specify
    401 ELLIOTT AVE. WEST                         Person, if an entity       FEBRUARY 2002      ---- title below)  --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)                                                5. If Amendment,       DIRECTOR
    SEATTLE, WA 98119                                                        Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                                                   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security   2. Trans-   3. Trans-            4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)             action      action               or Disposed of (D)          Securities          Form:         Indirect
                           Date        Code                 (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                       (Instr. 8)                                       Owned at            (D) or        Ownership
                           (Month/                                                      End of Month        Indirect      (Instr. 4)
                            Day/          ---------------------------------------       (Instr. 3 and 4)    (I)
                            Year)         Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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   COMMON STOCK            2/14/02         S             17,000      D    Avg. Price      10,300                D
                                                                          of $22.80
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                                                                            (Over)
                                                                                                                   SEC 1474 (3-99)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-     5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                sion or      action     action        Derivative       cisable and     of Underlying         of
   (Instr. 3)              Exercise     Date       Code          Securities Ac-   Expiration      Securities            Deriv-
                           Price of     (Month/    (Instr. 8)    quired (A) or    Date            (Instr. 3 and 4)      ative
                           Deriv-       Day/                     Disposed of (D)  (Month/Day/                           Secur-
                           ative        Year)                    (Instr. 3, 4,    Year)                                 ity
                           Security                              and 5)                                                 (Instr. 5)
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                                                    Code      V  (A)     (D)   Date       Expira-  Title  Amount or
                                                                               Exer-      tion            Number of
                                                                               cisable    Date            Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                    /s/ ALAN HIGGINSON                3/4/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (3-99)
displays a currently valid OMB Number.
